Exhibit 99.1

Biovest Collaborates with Max Planck Institute

to Advance its Hollow Fiber Bioreactors for the Manufacture of Viral Vaccines

TAMPA, FL and MINNEAPOLIS, MN – January 12, 2012 – Biovest International, Inc. (OTCQB: “BVTI”), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”), today announced that Biovest has entered into a key Research Agreement with the Max Planck Institute for Dynamics of Complex Technical Systems, part of the Max Planck Society, Germany’s most successful research organization with more than 17 Nobel laureates having emerged from the rank of its scientists. As part of the agreement, the Max Planck Institute will conduct a series of influenza virus growth studies designed to establish the advantages of Biovest’s proprietary Hollow Fiber Bioreactor Systems for the efficient and cost-effective cell culture manufacture of viral vaccines. The collaboration will seek to optimize the conditions for efficient virus production and demonstrate large-scale manufacturing potential. Financial terms of the agreement were not disclosed.

The collaboration is being led in Germany by Max Planck’s Dr. Yvonne Genzel, a recognized expert in the field of bioprocess engineering and the dynamics of virus infection and bioreactor systems. Dr. Genzel and her team are conducting studies designed to generate data to extend and further support the positioning of Biovest’s hollow fiber instruments as an ideal platform for the propagation of virus.

According to Biovest’s Chief Science Officer, Dr. Mark Hirschel, “During this past year, Biovest’s Hollow Fiber Bioreactor Systems showed significant potential for the propagation of pandemic influenza A viruses through our Cooperative Research and Development Agreement with the Respiratory Disease Division of the Naval Health Research Center (NHRC). During initial studies conducted at NHRC, we observed high titers and virus production levels an order of magnitude greater than generally expected with traditional cell culture bioreactors. We expect our collaboration with Max Planck to further demonstrate the advantages and viability of hollow fiber perfusion technology as robust, modular and rapid response instrumentation for the large scale production of viral vaccines.”

In June 2011, an article was published in Genetic Engineering & Biotechnology News (GEN) reporting on encouraging results from preliminary viral growth studies conducted by Biovest and the NHRC finding multiple key fundamental advantages offered by Biovest’s hollow fiber systems not found in other bioreactor systems currently used for virus production. That GEN article can be accessed in the Media Center at Biovest’s corporate website at: http://www.biovest.com/investor-relations/media-center

Biovest’s President & CEO, Samuel S. Duffey, added, “I believe that a paradigm shift is underway in the vaccine industry that is being driven by an urgent need to swiftly respond to pandemic viral threats. As the potential for new viral threats are forecast to emerge, there has never been greater demand for a highly efficient vaccine production platform that can be rapidly scaled to meet the need and, when necessary, rapidly deployed to needed locations. Based on the encouraging data reported by the NHRC and our collaboration with the Max Planck Institute, we believe Biovest’s Hollow Fiber Systems are becoming well-positioned as a scalable, portable and highly-efficient manufacturing platform that can help meet this urgent need.”

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”).

Biovest International, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

For further information, please visit: http://www.biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID®, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.